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Exhibit 21
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                  SUBSIDIARIES OF CASS COMMERCIAL CORPORATION
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Name & Address                            State of Incorporation
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

Cass Commercial Bank                      Missouri
13001 Hollenberg Drive
Bridgeton, Missouri   63044

Cass Information Systems, Inc.            Missouri
13001 Hollenberg Drive
Bridgeton, Missouri  63044

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